Exhibit 10.12
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE, dated as of April 28, 2010 (this “Amendment”), between DEXUS INDUSTRIAL SPE FINANCED PORTFOLIO LLC, a Delaware limited partnership (“Landlord”), successor in interest to Cabot Industrial Properties, L.P., a Delaware limited partnership (“Cabot”) and QUANEX BUILDING PRODUCTS CORPORATION, a Delaware corporation, formerly known as Quanex Corporation (“Tenant”), for certain premises located in the building located at 2270 Woodale Drive, Mounds View, Minnesota (the “Building”).
RECITALS:
A. Cabot and Tenant entered into that certain Multi-Tenant Industrial Net Lease dated for reference as of August 28, 2002 (as amended, the “Lease”) for approximately 124,269 rentable square feet in the Building (the “Premises”). The Term of the Lease was extended by First Amendment to Lease dated as of May 22, 2007 (“First Amendment”) between Cabot and Tenant.
B. Landlord has succeeded to all of Cabot’s right, title and interest to the Lease and the Building.
C. Tenant and Landlord wish to again extend the Term of the Lease, now scheduled to expire on February 29, 2011.
D. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1. Term. The Term of the Lease is hereby extended for a period of five (5) years commencing March 1, 2011 and ending February 28, 2016.
2. Rent. From and after June, 2010 through the remainder of the Lease Term as hereby extended, Rent shall be payable in the following amounts, all of which are net of Tenant electricity:

Period		Rentable	Annual Rent		Monthly Installment
from	to	Square Footage	Per Square Foot	Annual Rent	of Rent
6/1/2010	2/28/2011	124,269	$4.40	$546,783.60	$45,565.30
3/1/2011	2/29/2012	124,269	$4.47	$554,985.35	$46,248.78
3/1/2012	2/28/2013	124,269	$4.53	$563,310.13	$46,942.51
3/1/2013	2/28/2014	124,269	$4.60	$571,759.79	$47,646.65
3/1/2014	2/28/2015	124,269	$4.67	$580,336.18	$48,361.35
3/1/2015	2/29/2016	124,269	$4.74	$589,041.23	$49,086.77
3. Additional Rent. Tenant shall continue to pay in equal monthly installments its proportionate share of Taxes and Expenses as per the Lease, as amended. The 2010 estimate of said Taxes and Expenses is $2.84 per rentable square foot per year.
4. Rent Abatement. Provided that Tenant is not then in default, base rent and additional rent shall be abated for the months of June and July, 2010; June, 2011; June, 2012; and June, 2013.
5. Condition of Premises. Except as provided in Exhibit A attached hereto and made a part hereof, Tenant acknowledges and agrees that (i) Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment, (ii) all construction and improvements obligations of Landlord under the Lease, have been performed in full and accepted, and (iii) Tenant accepts the Premises in its “as is” condition.
6. Renewal Option. Section 2.5 of the Lease, as previously modified, is further modified to provide that Tenant shall have one (1) option to renew this Lease for a term of five (5) years, with notice of exercise to be provided not later than twelve (12) months prior to the expiration of the then-current Term of the Lease, but otherwise on the terms of Section 2.5.
7. Repairs. The second sentence of Section 7.2 of the Lease is deleted in its entirety and is replaced by the following: “In the event that, pursuant to the foregoing, Tenant makes repairs or replacements (as opposed to routine maintenance as required by Section 7.4) to the heating, ventilation and air conditioning system which cost in excess of $1,000 at one time, upon any termination of the Lease (other than by reason of Tenant’s default), Landlord shall reimburse Tenant for the unamortized cost of such repairs or replacements, based on a twenty year straight-line amortization.”
8. Expansion Option. Article 29 of the Lease, as modified by the First Amendment, remains in full force and effect.

9. Broker. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment except for Kraus-Anderson Realty Company, who will be compensated by Landlord per separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.
10. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.
11. Tenant’s Authority. If Tenant signs as a corporation, Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions. Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.
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12. Limitation of Landlord Liability. Redress for any claim against Landlord under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

DEXUS INDUSTRIAL SPE FINANCED PORTFOLIO LLC, a Delaware limited partnership		QUANEX BUILDING PRODUCTS CORPORATION, a Delaware corporation

By: RREEF America L.L.C., a Delaware limited liability company, its Investment Advisor

By:		By:

Name:	Mark P. Sabatino	Name:

Title:	Vice President, Asset Management	Title:

Dated:	, 2010	Dated:	, 2010

EXHIBIT A
attached to and made a part of the Second Amendment To Lease dated as of April 28, 2010 between
DEXUS INDUSTRIAL SPE FINANCED PORTFOLIO LLC, as Landlord, and
QUANEX BUILDING PRODUCTS CORPORATION, as Tenant
2270 Woodale Drive, Mounds View, Minnesota
Landlord Work and Improvement Allowance
A. Landlord shall repair the drafty/leaky windows and replace the rotted window sills, as mutually agreed upon by Tenant and Landlord, at Landlord’s sole cost.
B. Tenant shall be entitled to an improvement allowance from Landlord in the amount of $80,000, due and payable by Landlord not later than thirty (30) days after Tenant has satisfied all of the conditions in paragraph (C) below. The allowance is to be used for cosmetic improvements approved by Landlord and Tenant, as well as for a new make-up air unit and/or HVAC unit replacement. Tenant must comply with all of the terms and conditions of Article 6 of the Lease in connection with any proposed alterations, additions and improvements. LANDLORD SHALL HAVE NO OBLIGATION TO DISBURSE ANY PORTION OF SAID ALLOWANCE, AND TENANT WAIVES ANY RIGHT TO RECEIPT OF SUCH PORTION, TO THE EXTENT THAT THE CONDITIONS PRECEDENT TO DISBURSEMENT OF SUCH PORTION ARE NOT SATISFIED ON OR BEFORE DECEMBER 31, 2011.
C. Upon completion of Tenant’s work, Tenant shall provide to Landlord, all to the extent applicable: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen; (v) paid invoices for all work and materials for which Tenant seeks reimbursement; and (vi) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof.
Initials